SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D - 1(B), (C) AND (D) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13D - 2(B)



                               DIGITALTHINK, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   25388M100
                               -----------------
                                 (CUSIP Number)



                                January 24, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |X| Rule 13d-1(c)

                     |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




77228.0001

----------------------------------------------------                                          -----------------------
                CUSIP NO. 25388M100                                         13G                  PAGE 2 OF 6 PAGES
----------------------------------------------------                                          -----------------------
---------------- ----------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 TEXAS INSTRUMENTS INCORPORATED
                 TAX ID NO. 75-0289970

---------------- ----------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                     (a) [ ]
                 N/A                                                                                  (b) [ ]
---------------- ----------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- ----------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE, USA
-------------------------------- ------------- ----------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                               1,885,448
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- ----------------------------------------------------------------------
                                      6        SHARED VOTING POWER
                                                   0
-------------------------------- ------------- ----------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                               1,885,448
-------------------------------- ------------- ----------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                                   0
---------------- ----------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,885,448
---------------- ----------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

---------------- ----------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.4%
---------------- ----------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- ----------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, par value $.001 per share (the "Common Stock"), of DigitalThink, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1098 Harrison St., San Francisco, CA 94103.

ITEM 2.  PERSON FILING:

           (a)-(c) This statement is being filed by Texas Instruments Incorporated, a Delaware corporation ("TI"), for and on behalf of itself. The principal business office of TI is 12500 TI Boulevard, Dallas, Texas 75243.

           (d)-(e) This statement relates to the Common Stock of the Issuer, par value $.001 per share. The CUSIP No. for such shares is 25388M100.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ]        Broker or dealer registered under Section 15 of the
                           Exchange Act

           (b)  [ ]        Bank as defined in Section 3(a)(6) of the Exchange
                           Act

           (c)  [ ]        Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act

           (d)  [ ]        Investment company registered under Section 8 of the
                           Investment Company Act of 1940

           (e)  [ ]        An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E)

           (f)  [ ]        An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F)

           (g)  [ ]        A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G)

           (h)  [ ]        A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act

           (i)  [ ]        A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act

           (j)  [ ]        Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)        Amount Beneficially Owned:

                     1,885,448

(b)        Percent of Class:

                     5.4%

(c)        Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:

                      1,885,448

               (ii)   shared power to vote or to direct the vote:

                      0

               (iii)  sole power to dispose or to direct the disposition of:

                      1,885,448

               (iv)   shared power to dispose or to direct the disposition of:

                      0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a) N/A

           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 2001


                                   TEXAS INSTRUMENTS INCORPORATED

                                   By: /s/ William A Aylesworth
                                       -----------------------------------
                                       Name:  William A. Aylesworth
                                       Title: Senior Vice President,
                                              Treasurer and
                                              Chief Financial Officer













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